UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 Highway 515 East Blairsville, Georgia 30512
(Address of Principal Executive Offices) (Zip Code)

2022 Omnibus Equity Plan
(Full title of the plan)

Melinda Davis Lux
General Counsel and Corporate Secretary
United Community Banks, Inc.
2 West Washington Street, Suite 700
Greenville, South Carolina 29601
(Name and address of agent for service)

(864) 241-8736
Telephone number, including area code, of agent for service

Copies to: Mark V. Veblen Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
United Community Banks, Inc. (“we,” “our,” “us,” “Registrant” or the “Company”) files this registration statement on Form S-8 in connection with the United Community Banks, Inc. 2022 Omnibus Equity Plan, as amended (the “Plan”) to register additional of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that were authorized for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the SEC are hereby incorporated by reference into this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):
•the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;
•the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;
•the Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2022 and May 4, 2022;
•the information in the Definitive Proxy Statement for the Company’s 2022 Annual Meeting of Shareholders filed with the SEC on April 6, 2022; and
•The description of the Company’s Common Stock set forth in our Registration Statement on Form S-4/A (File No. 333-260081) filed with the SEC on October 6, 2021, and any amendment or report filed with the SEC for the purposes of updating such description.
All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Registrant’s articles of incorporation, as amended, provide that no director of Registrant shall be personally liable to Registrant or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by Georgia law.
Registrant’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.
In addition, Registrant’s bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of Registrant to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, Registrant will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to Registrant, unless so ordered by the court in which the legal action or proceeding is brought.
A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) Registrant’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee, or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of an officer who is a party to a proceeding may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of Registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.
Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index below.
EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*
10.1
United Community Banks, Inc.’s 2022 Omnibus Equity Plan (incorporated herein by reference to Appendix 1 to United Community Banks, Inc.’s Schedule 14A Proxy Statement, File No. 001-35095, filed with the SEC on April 6, 2022).#

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*
24.1	Power of Attorney (included on the signature page hereto).*
107	Filing Fee Table.*

*Filed herewith
# Denotes compensatory plan or arrangement

Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Filing Fee Table attached as an exhibit to the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on May 20, 2022.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Melinda Davis Lux
	Name:	Melinda Davis Lux
	Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melinda Davis Lux and Alan H. Kumler, and each of them acting alone, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the SEC in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 18, 2022:

/s/ H. Lynn Harton	/s/ Kenneth L. Daniels
H. Lynn Harton	Kenneth L. Daniels
Chairman, President, and Chief Executive Officer	Director
(Principal Executive Officer)

/s/ Jefferson L. Harralson	/s/ Lance F. Drummond
Jefferson L. Harralson	Lance F. Drummond
Executive Vice President and Chief Financial Officer	Director
(Principal Financial Officer)

/s/ Alan H. Kumler	/s/ Jennifer Mann
Alan H. Kumler	Jennifer Mann
Senior Vice President, Chief Accounting Officer	Director
(Principal Accounting Officer)

/s/ Thomas A. Richlovsky	/s/ David C. Shaver
Thomas A. Richlovsky	David C. Shaver
Lead Independent Director	Director

/s/ Jennifer M. Bazante	/s/ Tim Wallis
Jennifer M. Bazante	Tim Wallis
Director	Director

/s/ Robert Blalock	/s/ David H. Wilkins
Robert Blalock	David H. Wilkins
Director	Director

/s/ James P. Clements
James P. Clements
Director
8